Exhibit 3.1

                                AMENDED AND RESTATED
                            CERTIFICATE OF INCORPORATION
                                         OF
                              CALIFORNIA AMPLIFIER, INC.
                                a Delaware Corporation


      Richard K. Vitelle, Secretary of California Amplifier, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") does hereby certify as follows:

      1. The name of the Corporation is California Amplifier, Inc.

      2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 8, 1987. Such certificate was amended pursuant to an Amendment to Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on September 19, 1996.

      3. This Amended and Restated Certificate of Incorporation amends, restates and integrates the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon.

      4. That the Certificate of Incorporation of the Corporation, as so amended, is hereby amended and restated in its entirety to that the same shall read as follows

                                    ARTICLE I

      The name of the corporation is
                                      CalAmp Corp.


                                    ARTICLE II

      A. The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, Dover, Delaware 19901 in the County of Kent. The name of its registered agent at that address is Paracorp Incorporated.

      B. The Corporation shall have a perpetual existence.

                                    ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                                    ARTICLE IV

      The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 43,000,000 shares, divided into 40,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share.

      The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

      (a) The number of shares constituting that series and the distinctive designation of that series;

      (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

      (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

      (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the happening of certain specified events;

      (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

      (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment on shares of that series; and

      (h) Such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as it may deem advisable;

all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

      The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, with all such holders voting as a single class.

                                   ARTICLE V

      A. Each holder of Common Stock of the Corporation entitled to vote shall have one vote for each share thereof held.

      B. Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, the holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

      C. The Corporation shall be entitled to treat the person in whose name any shares of its capital stock is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

      D. No vote at any meeting of stockholders need be by written ballot unless the Board of Directors, in its discretion, or the officer of the Corporation presiding at the meeting, in his discretion, specifically directs the use of a written ballot.

      E. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the President or the holders of 10% or more of the combined voting power of all classes of the Corporation's capital stock.

                                   ARTICLE VI

      A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of no fewer than four and no more than seven directors. The exact number of directors of the Corporation shall be fixed from time to time, within the limits specified, solely by resolution of the Board. At each annual meeting of shareholders the directors shall be elected to hold office until the next annual meeting. Each director shall hold office after the annual meeting at which his term is scheduled to end until his successor shall be elected and shall qualify, subject to prior death, resignation, disqualification, or removal from office. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same term as the remaining term of his predecessor. In no case may a decrease in the number of directors shorten the term of any incumbent director. Any newly-created directorship resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

      Notwithstanding anything to the contrary, the holders of a majority of the shares then entitled to vote at an election of directors may remove any director with or without cause.

      Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the

      Preferred Stock Designation applicable thereto, and such directors so elected shall be in addition to the number of directors provided by this Certificate of Incorporation.

      B. The directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE VII

      A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or of California Amplifier, Inc., a California corporation ("CalAmp"), or is or was serving at the request of the Corporation or CalAmp as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that except as provided in Paragraph B of this Article VI, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) which is initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to have paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the GCL so requires, the payment of such expense incurred by a director of officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding, shall be made upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director of officer is not entitled to be indemnified under this Article VII or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Paragraph A of this Article VII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the Claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Claimant shall also be entitled to have paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the Claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the Claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the Claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the Claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Claimant has not met the applicable standard of conduct.

      C. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

                                   ARTICLE VIII

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this Article VIII shall not eliminate or limit a director's liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit.

      Any repeal or modification of this Article VIII shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right to protection of a director of the Corporation existing at the time of such repeal or modification.

      The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article VIII.

                                   ARTICLE IX

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE X

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or the Bylaws of the Corporation.

      IN WITNESS WHEREOF, the undersigned, being the incorporated named herein, has executed this Amended and Restated Certificate of Incorporation this 30th day of July, 2004.



CALIFORNIA AMPLIFIER, INC.


By:   /s/ Richard K. Vitelle
     Richard K. Vitelle
     Secretary